COPY
ORIGINAL FILED

MAR 27 2007

THOMAS R. FALLQUIST
SPOKANE COUNTY

GREGORY M. WILSON
Attorney at Law
18610 East 32nd Avenue
Greenacres, WA 99016
Tel. (509) 891-8373
Fax. (509) 891-8382

Attorney for Petitioner

IN THE SUPERIOR COURT OF THE STATE OF WASHINGTON

IN AND FOR THE COUNTY OF SPOKANE

In Re:	Case No.: No. 07201328-2
SILVER HILL MINES, INC., a Washington Corporation,	MOTION AND AFFIDAVIT FOR COURT ORDERED MEETING

COMES NOW the Petitioner, Mark Robbins, by and through his attorney, Gregory M. Wilson, and moves the Court for an Order:

1. Fixing the time, date and place for the 2007 Silver Hill Mines, Inc. Annual Meeting Shareholders' Meeting (the "Annual Meeting") as follows:

Time: 3:00 p.m.

Place: Principal Executive Offices of the Company or other suitable business location in the Spokane Valley.

Date: May 11, 2007

2. Directing that the shares represented at the Annual Meeting will constitute a quorum for action on the matters to be acted upon at the Annual Meeting.

3. The record date for determining shareholders entitled to notice and to vote will be the day before the first notice is delivered to the shareholders and setting the following matters to be considered at the Annual Meeting:

   i. Election of a board of directors;
   ii. Approval of amended and restated Articles of Incorporation;
   iii. Such other matter as will properly come before the meeting.

4. Appointing Patrick Downey, C.P.A., as independent trustee, to vote the shares of the Company's Common Stock held by missing, lost or deceased shareholders.

5. Petitioner will mail a Notice to Corporation of Court-Ordered Annual Meeting to the registered office of the Corporation.

DATED this 26th day of March, 2007.

GREGORY M. WILSON
Attorney at Law
WSBA# 19591

Gregory M. Wilson
Attorney at Law
18610 East 32nd Avenue
Greenacres, WA 99016
Tel. (509) 891-8373

STATE OF WASHINGTON)
)ss.
County of SPOKANE)

Mark Robbins, being first duly sworn on oath deposes and says:

1. I am and have been a shareholder of Silver Hill Mines, Inc., a Washington Corporation, for more than eighteen (18) years.
2. Since the date of the purchase of my shares of Silver Hill Mines, Inc., the Company has not held an Annual Meeting of Shareholders. To my best knowledge and belief, the Company has not held a Shareholders' Meeting since 1984.
3. It is my belief that it may be difficult or impossible to obtain a quorum of Shareholders for a meeting because many of the shareholders of Silver Hill Mines, Inc. may have moved or died in the twenty-three (23) years since the Company's last Annual Meeting of Shareholders.
4. In order to protect my interests and the interest of shareholders that the Company is unable to locate to give notice of a Shareholders' Meeting, I request that the Court appoint an independent Trustee to vote the shares of stock held by lost or missing shareholders.

Mark Robbins

SUBSCRIBED AND SWORN to before me this 26th day of March, 2007.

Sara M. Hora

NOTARY PUBLIC in and for the State of
Washington, residing at Spokane Vly
My commission expires: 9 MAY 2009